Exhibit 10.4

Polaryx Therapeutics, Inc.

Lisa Bollinger

September 29, 2025

Via Email

Dear Lisa,

We are very pleased to offer you the position of Chief Medical Officer of Polaryx Therapeutics, Inc. (“Polaryx Therapeutics” or the “Company”), a Wyoming corporation. This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you, orally or in writing, during your interview or as part of any other communication, about your employment with Polaryx Therapeutics.

In your capacity as Chief Medical Officer, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time by the Chief Executive Officer or the Board of Directors (“Board”).

You will report directly to the Chief Executive Officer or another individual designated by the Chair of the Board. You agree to devote your full-time time, attention, and best efforts to the performance of your duties and to the furtherance of Polaryx Therapeutics’ interests.

In consideration of your services as Chief Medical Officer, you will be paid a salary of $300,000 per annum, payable monthly in accordance with the standard payroll practices of Polaryx Therapeutics and subject to all withholdings and deductions as required by law.

You may also be eligible to receive an annual bonus in the maximum target amount of 20% of your annual base salary, subject to the achievement of performance goals established annually by the Board or the Compensation Committee of the Board. Bonus payouts will be made at the discretion of the Compensation Committee or the Board and will be subject to your continued employment through the payment date. Normally, bonuses are paid by March 15 of the year following the performance year to which the bonus relates. The first performance year shall be 2026. Polaryx Therapeutics reserves the right, in its sole discretion, to prospectively modify your compensation from time to time, to the extent permitted by applicable law.

In addition, as a full-time employee, you will be eligible to participate in Polaryx Therapeutics’ stock award program, in accordance with and subject to the conditions and other provisions of the program. Within 30 days following your commencement of employment, you will be granted restricted stock units (“RSUs”) on an annual basis based on your performance, subject to the discretion of the Board or the Compensation Committee of the Board.

As a full-time employee, you will be eligible to participate in benefit plans and programs in effect from time to time, including paid vacation/paid sick leave/Paid Time Off (PTO), group medical and dental insurances, life insurance, and other fringe benefits as are made available to other similarly situated employees of Polaryx Therapeutics, in accordance with and subject to the eligibility and other provisions of such plans and programs. Polaryx Therapeutics reserves the right, in its sole discretion, to prospectively modify or terminate any of its benefits plans or programs from time to time, to the extent permitted by applicable law.

You will be subject to all applicable employment and other policies of Polaryx Therapeutics, as they may be outlined in certain document and elsewhere.

Your employment will be at-will, meaning that you or Polaryx Therapeutics may terminate the employment relationship at any time, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and Polaryx Therapeutics on this term. Although your duties, title, compensation, and benefits, as well as Polaryx Therapeutics’ personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express agreement signed by you and an authorized representative of Polaryx Therapeutics.

This offer is contingent upon:

(a)	Verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment. For your convenience, a copy of the Form I-9 List of Acceptable Documents is enclosed for your review.

(b)	Satisfactory completion of a background investigation or relevant references, for which the required notice and consent forms are enclosed.

(c)	Your execution of Polaryx Therapeutics’ enclosed Background Check Notice and Consent Form and Employee Confidentiality and Proprietary Rights Agreement.

This offer will be withdrawn if any of the above conditions are not satisfied.

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform Polaryx Therapeutics about any such restrictions and provide Polaryx Therapeutics with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to Polaryx Therapeutics without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Polaryx Therapeutics. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

All of us at Polaryx Therapeutics are excited about the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to Alex Yang. This offer is open for you to accept until October 15, 2025, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

Signed:	/s/ Alex K. Yang, JD, LLM
Alex K. Yang, JD, LLM
Chair of the Board

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Polaryx Therapeutics representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Polaryx Therapeutics’ complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Lisa Bollinger

Signed:	/s/ Lisa Bollinger
Date 10/7/2025

Attachments:

Exhibit A: Form I-9 List of Acceptable Documents

Exhibit B: Background Check Notice and Consent Forms

Exhibit C: Employee Confidentiality and Proprietary Rights Agreement

Exhibit D: [OTHER AGREEMENTS REQUIRING EMPLOYEE SIGNATURE]

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